Prospectus Supplement filed under Rule 424(b)(3)
                                       Registration No. 333-07899

                      Prospectus Supplement

The Prospectus dated August 13, 1996, relating to the offer for resale of up to $200,650,000 aggregate principal amount of the Continental Airlines, Inc. 6-3/4% Convertible Subordinated Notes due April 15, 2006 is hereby supplemented as follows:

1)   "UBS Securities LLC" is added to the table of Selling
     Holders on page 39 with a Principal Amount of Registered
     Notes owned as of December 31, 1996 of $225,000.

2) "Prudential Securities Inc." is added to the table of Selling Holders on page 39 with a Principal Amount of Registered Notes owned as of December 30, 1996 of
     $1,000,000.

3) "Deutsche, Morgan, Grenfell Inc." is added to the table of Selling Holders on page 39 with a Principal Amount of Registered Notes owned as of January 10, 1997 of $225,000.

   The date of this Prospectus Supplement is January 13, 1997.